Exhibit 99.1

Steele Resources, Inc. Enters an LOI to Acquire the Mineral Hill Exploration Project

CARSON CITY, NV -- 11/08/10 -- Steele Resources Corporation (the "Company") (OTCBB: SELR) announced today that its subsidiary, Steele Resources, Inc. ("SRI"), has entered into a non-binding Letter Of Intent with a group of individual land owners in the state of Montana to acquire rights to 17 patented and 67 unpatented mining claims known as the Mineral Hill Exploration project ("the Project"). The Project currently contains two active mines operating under Small Miner Exclusion Statements (SMES).

The Project is located in a mineral rich region of Montana, and, as part of its due diligence process, SRI has begun taking samples from the existing underground mines and surrounding claims in order to better define the extent of the potential mineralization. Based on the reported historic production and the regional potential identified in historic geologic reports, SRI is preparing a plan to capitalize on the potential mineralization.

In addition to sampling, SRI has also met with state officials to discuss permitting for both active mining and exploration. SRI will work with Montana's Department of Environmental Quality to complete the necessary application process for a SMES which SRI will pursue in an expeditious and straightforward manner. SRI is presently preparing the Plan of Operations required by the SMES for the Project.

CEO Scott Dockter stated, "I believe the Mineral Hill Exploration Project is the project we have been looking for. We have reviewed dozens of projects over the past 5 months. Our criteria were strict requiring a potential project to be priced right, in the right region, have real potential for mineralization, and the potential for near term production. This project appears to meet all of these requirements. We have begun due diligence with the intent of verifying the representations made and confirming our understanding of the projects potential."

The non-binding LOI provides terms for Steele Resources, Inc. to lease (with the right to acquire) 17 patented and 67 unpatented mining claims located in the Pony Mining District, near Pony, MT. The LOI includes a $10,000.00 non-refundable deposit and allows for a 90 day due diligence period. Upon satisfactory completion of due diligence, execution of definitive agreements, and securing project financing, SRI will enter into a 6 year lease period with an initial payment of $300,000 and an annual commitment of $500,000.00 for the next five years. After the 6 year lease period expires, SRI will have the right to buy the Project outright for $190,000.

Steele Resources Corporation is a precious metals exploration and development company operated by professionals with extensive exploration, mining, and public market experience. The Company is working to become an active gold producer through exploration, acquisitions, mergers, and by developing its existing portfolio of properties. Its current ensemble of exploration properties, held by SRI, includes two Nevada properties, its Comstock Tyler Project which consists of 600 acres in the historic Comstock District and its Fairview-Hunter Project which consists of 2,300 acres near the Denton-Rawhide Mine.

More information about Steele Resources Corporation can be found at www.steeleresources.com.

Safe Harbor Statement

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Steele Resources Corp. believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Steele Resources Corp. cautions investors that any forward-looking statements made by Steele Resources Corp. are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Steele Resources Corp.'s mining properties, the unproven nature of and potential changes to Steele Resources Corp.'s business model, the risk that the capital and other resources that Steele Resources Corp. will need to exploit its business model will not be available, and the risks discussed in Steele Resources Corp.'s Form 8-K dated June 17, 2010 and in Steele Resources Corp.'s subsequent filings with the Securities and Exchange Commission.

Contact:

Website: www.steeleresources.com
Email: info@steeleresources.com
Scott Dockter
Phone: 530.672.6225